CREDIT FACILITY AGREEMENT

between

ALLIED GOLD LIMITED

- and -

NORD PACIFIC LIMITED

U.S. $2,400,000

and with an optional facility of up to U.S. $3,000,000

December 20, 2003

Execution Copy

i

TABLE OF CONTENTS
(continued)

ii

CREDIT AGREEMENT

THIS AGREEMENT is made as of December 20, 2003

BETWEEN:

NORD PACIFIC LIMITED, a corporation existing under the
laws of New Brunswick (the "Borrower")

OF THE FIRST PART

‑ and ‑

ALLIED GOLD LIMITED, a corporation incorporated and
existing under the laws of the state of Western Australia (the "Lender")

OF THE SECOND PART

WHEREAS in connection with the Arrangement Agreement and the transactions contemplated thereby, the Borrower has requested the Credit Facility and the Lender has agreed to provide it to the Borrower on the following terms;

NOW THEREFORE the parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.1       Definitions

In this Agreement:

"Accruing Default" means any event or circumstance which, after notice or the lapse of time or a relevant determination being made (or any combination thereof), could constitute an Event of Default;

"Acquisition Proposal" means any inquiries, discussions, negotiations, offers or proposals regarding any merger, amalgamation, take-over bid, sale of substantial assets, sale of treasury shares, material financing or similar transaction involving the Borrower, or any Subsidiaries of the Borrower;

"Adjusted Rate" has the meaning ascribed thereto in Section 13.5;

"Advance" means an advance of funds (or deemed advance of funds under Section 7.6 or 9.8) or other extension of credit by way of a LIBOR Loan made pursuant to this Agreement;

"Affiliate" shall have the meaning ascribed thereto in the Arrangement Agreement;

"Amended Transaction" has the meaning ascribed thereto in Section 4.3 of the Arrangement Agreement;

"Applicable Laws" means, in relation to any Person, transaction, event or circumstance:

(a)         all applicable provisions of laws, statutes, rules and regulations of any Governmental Authority from time to time in effect, and

(b)        all judgments, orders, awards, decrees, official directives, writs and injunctions of any Governmental Authority from time to time in effect in an action, proceeding or matter in which such Person is a party, or by which it or its property is bound, or having application to the transaction or event;

"Arrangement Agreement" means the Arrangement Agreement dated December 20, 2003 between the Borrower and the Lender, providing for the acquisition of the Borrower and its Subsidiaries by the Lender pursuant to an arrangement under Section 128 of the Business Corporations Act (New Brunswick);

"Australex" means Nord Australex Nominees (PNG) Limited, a corporation organized under the laws of Papua New Guinea, and which is a wholly-owned Subsidiary of the Borrower;

"Availability Period" means the period during which Advances are available under the Credit Facility, commencing on the date on which the conditions precedent in Section 3.1 are satisfied (or waived as provided in Section 3.3) and ending at 4:00 p.m. (Perth, Australia time) on June 30, 2004, as may be accelerated or extended in accordance with the terms hereof;

"Banking Day" means a day on which banks generally are open for business in Perth, Australia and Dayton, Ohio, but in any event does not include a Saturday or a Sunday;

"Bankruptcy Act" means the Bankruptcy and Insolvency Act (Canada);

"Board of Directors" means the duly appointed body of a Person having the power to direct, or cause the direction of, the management and policies of such Person, and any successor body thereof;

"Borrower's Account" means U.S. Dollar Account #767807213 maintained by the Borrower at National City Bank, Dayton, Ohio ABA no. 041000124, wire instructions for the deposit of certain Advances hereunder to be as advised by the Borrower;

"Borrower's Counsel" means the firm of Clark Drummie or such other legal counsel acceptable to the Lender, acting reasonably, as the Borrower may from time to time designate;

"Cash Call" means the Borrower's portion of a requirement issued by the Joint Venture in writing pursuant to the Joint Venture Agreements to each member of the Joint Venture to pay funds as specified therein on account of the exploration or development costs related to the Joint Venture;

"Cash Call Forecast" means a forecast of Cash Calls expected by the Simberi Joint Venture to be issued over the two (2) month period (or such longer period as may be covered by such forecast) from the date of the forecast;

"Certificate of the Borrower" means a written certificate addressed to the Lender and signed in the name of the Borrower by the President of the Borrower;

"CMNP" means Compañía Minera Nord Pacific De Mexico, S.A. de C.V. a corporation organized under the laws of Mexico and which is a wholly-owned Subsidiary of the Borrower;

"Commitment Amount" means, to the extent not cancelled, reduced or terminated hereunder, U.S. $2,400,000;

"Credit Facility" means the credit facilities established by the Lender in favour of the Borrower pursuant to this Agreement;

"Current Expense Forecast" means a forecast of Current Expenses incurred or expected to be incurred over the two (2) month period (or such longer period as may be covered by such forecast) from the date of the forecast;

"Current Expenses" means expenses of the Borrower, other than any Cash Calls, incurred and payable within twelve (12) months of the date of any Current Expense Forecast relating thereto;

"Debt" of any Person means:

(a)                obligations for borrowed money (and any notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money), including purchase money obligations, which under GAAP would be shown on the balance sheet or the notes thereto as a liability of such Person,

(b)                capitalized lease obligations and obligations under sale-leasebacks,

(c)                obligations which are secured by any Security Interest on property owned by such Person, whether or not such obligations shall have been assumed by such Person,

(d)               obligations for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property),

(e)                obligations under Guarantees,

(f)                 any other indebtedness whatsoever, and

(g)                Debt Equivalents.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.  For certainty, obligations of the Borrower under the Joint Venture Agreements shall not constitute Debt;

"Debt Equivalents" means the following obligations of any Person:

(a)                obligations under a contract providing for the making of loans, advances or capital contributions to any other Person, or for the purchase of any property from any other Person, in each case in order to enable such other Person to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses,

(b)               obligations to purchase Debt of another or property securing Debt of another, or to advance or supply funds for such purchase or for a payment thereof,

(c)                obligations under a contract for the purchase of assets or receipt of services where full payment for the same is not required to be made by the Person until after six (6) months from the date incurred,

(d)                obligations under a contract for the purchase of property or receipt of services if such contract (or any related document) requires that payment for such property or services shall be made by the Person regardless of whether or not delivery of such property or services is ever made or tendered,

(e)                obligations under a contract for the sale of property or delivery of services by such Person if such contract (or any related document) subordinates payment due to such Person for such property or services in favour of any indebtedness of the purchaser or user owed to any other Person,

(f)                 obligations under a contract to rent or lease (as lessee) any property if such contract (or any related document) (i) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial operating leases then in general use, or (ii) requires that the Person purchase or otherwise acquire securities or obligations of the lessor,

(g)                obligations in respect of redeemable shares of such Person,

(h)                interest rate, currency, equity, commodity or other derivative or swap obligations of such Person, and obligations or prepayments in respect of any production payment transactions, and

(i)                 obligations of such Person in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

"Designated Directors" means Lucile Lansing and John Roberts, each of whom are validly appointed and existing members of the Board of Directors as of the date hereof, or any successor(s) to each such director (except for any successor selected by Allied in accordance with Sections 9.2(t) and (u) hereof;

"Documents" means this Agreement and the agreements, certificates, instruments, Drawdown Notices, Directions to Pay, and all other documents delivered or to be delivered to or for the benefit of the Lender pursuant hereto or thereto and, when used specifically in relation to any Person, the term "Documents" shall mean and refer to the Documents that have been executed and delivered by such Person;

"Drawdown Date" means the date specified by the Borrower in the Drawdown Notice as the date for an Advance hereunder, and which shall be a Banking Day;

"Drawdown Notice" means a Certificate of the Borrower substantially in the form required by Section 2.4, duly completed and accompanied by all information and attachments referred to therein, to be given by the Borrower to the Lender pursuant to this Agreement;

"Environmental Law" shall have the meaning ascribed thereto in the Arrangement Agreement;

"Equivalent Amount" means, on any date, the equivalent amount in one currency at the 12:00 p.m. (New York time) spot rate of exchange announced by the Federal Reserve Bank of New York on that day for conversion of another currency to such currency, or if such rate is for any reason unavailable, at the spot rate quoted for wholesale transactions of currency exchanges from the other currency to such currency by Federal Reserve Bank of New York in Toronto at approximately 12:00 p.m. (New York time) on such date in accordance with its normal practice (provided that if such spot rate is not quoted on the date in question, the equivalent spot rate quoted by Federal Reserve Bank of New York on the immediately preceding Banking Day) as normally found at the internet site of such bank at: www.ny.frb.org/markets/fxrates/noon.cfm, or at such other rate as may be reasonably determined by the Lender and which shall be conclusive absent manifest error;

"Event of Default" means any of the events or circumstances described in Section 10.1;

"GAAP" has the meaning ascribed thereto in Section 1.4;

"Governmental Authority" means:

(a)                any government, parliament or legislature, any regulatory or administrative authority, agency, commission or board and any other statute, rule or regulation making entity having or purporting to have jurisdiction in the relevant circumstances,

(b)               any Person acting or purporting to act under the authority of any of the foregoing or under a statute, rule or regulation thereof, and

(c)                any judicial, administrative or arbitral court, authority, tribunal or commission having or purporting to have jurisdiction in the relevant circumstances,

including any such person or entity located in Papua New Guinea;

"Guarantee" means, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse by such Person including:

(a)                any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, share purchases, capital contributions, letters of credit or otherwise),

(b)                any obligation to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, and

(c)                any obligation to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof,

in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof;

"Hazardous Materials" shall have the meaning ascribed thereto in the Arrangement Agreement;

"Hicor" means Hicor Corporation a corporation organized under the laws of Delaware and which is a wholly-owned Subsidiary of the Borrower;

"Investment" means, with respect to any Person, (i) any direct or indirect purchase or other acquisition of Debt, shares, equity or ownership interests or securities of any other Person, (ii) any direct or indirect loan or advance to any other Person, (iii) any Guarantee in connection with the obligations, shares or securities of any other Person, (iv) any capital contribution to any other Person, including all Debt and accounts receivable from such other Person which are not current assets or did not arise from sales to such other Person in the ordinary course of business, and (v) any direct or indirect purchase or other acquisition of any assets other than assets used in the ordinary course of business;

"Joint Venture" means the Simberi Mining Joint Venture and the Tabar Exploration Joint Venture;

"Joint Venture Agreements" and terms related thereto shall have the meanings ascribed thereto in the Arrangement Agreement;

"Lender" means the Lender identified in the preamble to this Agreement and any assignee thereof;

"Lender's Counsel" means such legal counsel as the Lender may from time to time designate;

"LIBOR" for an Advance means, on the day that is two Business Days prior to the date of the Advance, the rate per annum quoted as the London Interbank Offer Rate for "this week" as evidenced on the website: www.bankrate.com/brm/ratehm.asp for term deposits of United States dollars having a term that is most closely similar to the term of maturity of the Advance in question, as determined by the Lender in its sole discretion (or if such rate is unavailable, the rate quoted to the Lender by its principal bankers at such time and notified to the Borrower), provided however, that once selected in accordance herewith, the LIBOR rate applicable to the corresponding LIBOR Loan made pursuant to Section 2.2 shall remain fixed until the repayment of all amounts owing under such LIBOR Loan, notwithstanding any changes in such applicable LIBOR rate on the aforementioned website or elsewhere;

"LIBOR Loan" means an Advance in U.S. Dollars with respect to which interest is to be calculated by reference to LIBOR;

"Material Adverse Effect" means a Material Adverse Effect on (i) the business, financial condition, operations, Property or prospects of the Borrower or any of its Subsidiaries, (ii) the rights of the Lender under any Document, or (iii) the ability of the Borrower or any of its Subsidiaries to perform any of its obligations under any Document, in each case as determined by the Lender acting reasonably and in good faith;

"Maturity Date" means December 31, 2005, as may be extended pursuant to Section 5.2 hereof;

"NANPL" means Nord Australex Nominees Pty. Ltd., a corporation organized under the laws of New South Wales, Australia and which is a wholly-owned Subsidiary of the Borrower;

"Note" means a Series A Note, Series B Note, Series C Note, Series D Note or Series E Note in the form required by Section 2.7 of this Agreement, each of which is convertible into Shares of the Borrower as provided in the terms of such Notes;

"NRPPL" means Nord Resources (Pacific) Pty. Ltd., a corporation organized under the laws of New South Wales, Australia and which is a wholly-owned Subsidiary of the Borrower;

"Obligations" means all of the indebtedness, liabilities and obligations, present and future, absolute and contingent, matured or not, of the Borrower under the Documents, including for principal, interest, fees, indemnities, costs and expenses, and further including non‑monetary obligations;

"Optional Financing Amount" means, at the option of the Lender, to the extent not cancelled, reduced or terminated hereunder, U.S. $3,000,000 in excess of the Commitment Amount;

"Organizational Documents" means the documents (including bylaws, if applicable) pursuant to which a Person (other than an individual) is organized;

"Other Currency" has the meaning set ascribed thereto in Section 13.3;

"Outstandings" means, as at any time of determination, the aggregate of the amount in U.S. Dollars of the principal amount of all outstanding LIBOR Loans;

"Participating Interest" has the meaning provided therefor in the Joint Venture Agreements;

"Permitted Debt" means:

(a)                Debt owed by the Borrower to the Lender under the Documents,

(b)               unsecured Debt owed by the Borrower to any other Person not to exceed U.S. $500,000 in the aggregate at any time outstanding; and

(c)                Debt secured by Permitted Encumbrances;

"Permitted Dispositions" means the sale of any Property of the Borrower or any of its Subsidiaries in the aggregate in any 12-month period not to exceed U.S. $10,000;

"Permitted Encumbrances" means:

(a)                Security Interests in any judicial proceedings filed against the Borrower or any of  its Subsidiaries in respect of which final judgement has not been rendered and which the Borrower or any of  its Subsidiaries shall be contesting in good faith if and for so long as (i) a stay of enforcement of such Security Interest (if enforceable by seizure, sale or other remedy against any Property), as the case may be, shall be in effect and (ii) in respect of all such Security Interests which are in excess of U.S. $50,000 in the aggregate, an amount in cash (or cash equivalent security) sufficient to obtain a discharge thereof shall have been deposited with a court of competent jurisdiction,

(b)               Security Interests incurred or created in the ordinary course of business of the Borrower or any of its Subsidiaries and in accordance with sound industry practice and incidental to construction or operations which have not at such time been filed pursuant to law or which relate to obligations not due or delinquent,

(c)                Security Interests incurred or created in the ordinary course of business and in accordance with sound industry practice in respect of any of the assets of the Borrower or any of  its Subsidiaries as security in favour of any other Person who is conducting the exploration, development or operation of the property to which such Security Interests relate for the Borrower's or any of  its Subsidiaries portion of the costs and expenses of such exploration, development or operation which have not at such time been filed pursuant to law or which relate to obligations not due or delinquent,

(d)               Security Interests given to a public utility or any municipality or governmental or other authority when required by such public utility or municipality or other authority in connection with the operations of the Borrower or any of  its Subsidiaries, and which relate to obligations not due or delinquent,

(e)                Security Interests securing assessments under workers' compensation laws, unemployment insurance or similar social security legislation which are not due or delinquent,

(f)                Security Interests for penalties arising under ordinary course non-participation provisions of operating agreements in respect of the Borrower or any of  its Subsidiaries mining properties (and related tangibles) which do not, individually or in the aggregate, materially detract from the use or value of the property subject thereto,

(g)                undetermined or inchoate Security Interests incidental to operations in the ordinary course of business which have not been filed pursuant to law against title to such properties or assets and which relate to obligations not due or delinquent,

(h)                any interest or title of a lessor under any lease of any property (whether real or personal) by the Borrower as lessee that, in conformity with GAAP, is accounted for, or should be accounted for, as a capital lease on the balance sheet of the Borrower, provided that such Security Interests do not extend to any property or assets which are not leased property subject to such lease, and

(i)                 the security granted under the terms of any of the Joint Venture Agreements by the Borrower, SGC or Australex to PGM or to lenders to the Joint Venture.

"Permitted Investments" means:

(a)                Investments in the Joint Venture pursuant to the Joint Venture Agreements,

(b)                bank term deposits and similar short term Investments in respect of monies of the Borrower, as at the date of the first Advance being term deposits at National City Bank, Dayton, Ohio in the name of the Borrower;

"Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, union, government or any agency, department or instrumentality thereof, the executors or legal representatives of an individual, or any other entity;

"Prohibited Rate" has the meaning ascribed thereto in Section 13.5;

"Proper Currency" has the meaning ascribed thereto in Section 13.3;

"Proposed Agreement" has the meaning ascribed thereto in Section 4.3 of the Arrangement Agreement;

"Property" means the property, assets and undertakings (and any part thereof), of the Borrower and any of its Subsidiaries, both real and personal, tangible and intangible, and shall, for certainty, include the Joint Venture Agreements, each of the Borrower's and its Subsidiaries' Participating Interests in the Simberi Joint Venture, and all related rights, assets and properties thereto;

"Sarbanes Oxley Act" has the meaning ascribed thereto in Section 8.1(w) hereof;

"SEC" means the Securities and Exchange Commission of the United States of America, or any successor body thereto;

"SEC Reports" has the meaning ascribed thereto in Section 3.2(h) hereof;

"Security Interest" means a mortgage, pledge, deposit by way of security, charge, hypothec, assignment by way of security, security interest (whether statutory, equitable or at common law), title retention agreement, possessory Security Interest, lease with option or requirement to purchase, a contractual right of set-off (if created for the purpose of directly or indirectly securing the repayment of Debt), the rights of a lender or purchaser under a prepaid obligation, the agreement to give any of the foregoing, and any other interest in property or assets, howsoever created or arising, that secures payment or performance of an obligation (including a lease without option to purchase if the economic effect thereof is to secure an obligation other than reasonable rent for the current use of the leased property, and a trust, a statutory deemed trust and statutory Security Interest or charge);

"Senior Obligations" means Debt of the Borrower and its Subsidiaries (including the Obligations) other than Subordinated Debt;

"SGC" means Simberi Gold Company Limited, a corporation organized under the laws of Papua New Guinea and which is a wholly-owned Subsidiary of the Borrower;

"Share" means a fully paid and non-assessable outstanding common share of the Borrower or any of its Subsidiaries, as the case may be;

"Simberi Mining Joint Venture" shall have the meaning ascribed thereto in the Arrangement Agreement;

"Subordinated Debt" means Debt that is subordinated to the repayment in full of the Obligations hereunder, pursuant to a subordination agreement in the form attached hereto as Schedule 9.2(n);

"Subsidiaries" in relation to the Borrower means Australex, SGC, NANPL, NRPPL, CMNP and Hicor and any other Subsidiary of the Borrower now or hereafter existing;

"Superior Transaction" shall have the meaning ascribed thereto in Section 4.3(a) of the Arrangement Agreement;

"Tabar Exploration Joint Venture" shall have the meaning ascribed thereto in the Arrangement Agreement; and

"U.S. Dollars" and "U.S. $" means lawful currency of the United States of America.

Derivations of any of the foregoing defined terms shall have a corresponding meaning.

1.2         Headings and Agreement References

(a)                The division of this Agreement into Articles and Sections, the inclusion of a table of contents and the insertion of headings is for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(b)               The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any amendments hereto (including amendments effected by way of a restatement of this Agreement).  Unless otherwise stated, references herein to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement.

1.3       Number and Gender

Words importing the singular number shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders.

1.4       Generally Accepted Accounting Principles

Wherever in a Document reference is made, in relation to financial information of the Borrower or any of its Subsidiaries, to GAAP or generally accepted accounting principles, such reference shall be deemed to be to the generally accepted accounting principles in the United States, applicable as at the date on which the relevant determination or calculation is made or required to be made ("GAAP").  Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of any Document, such determination or calculation shall (unless the context otherwise requires), be made in accordance with GAAP applied on a consistent basis.

1.5       Per Annum Calculations; Currency; Time; "Including"

(a)                Unless otherwise stated, interest specified as a rate "per annum" shall be computed on the basis of a calendar year of 365 days.

(b)               For the purposes only of any required disclosure under the Interest Act (Canada), whenever any interest is made payable on the basis of a year of 365 days, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365.

(c)                The theory of "deemed reinvestment" shall not apply to the computation of interest hereunder and no allowance, reduction or deduction shall be made for the deemed reinvestment of interest in respect of any payments hereunder.  Calculation of interest hereunder shall be made using the nominal rate method, and not the effective rate method, of calculation.

(d)               Unless otherwise stated, references to dollar amounts or "$" in the Documents shall be deemed to be references to U.S. Dollars.

(e)                Unless otherwise stated, references to time in the Documents shall mean local time in Perth, Australia.

(f)                 The word "including" in the Documents shall not be construed to limit or restrict the generality of the matter that precedes it.

1.6       Statute References

References herein to a statute include, unless otherwise stated, regulations passed or in force pursuant thereto and any amendments to such statute or to such regulations from time to time in effect, and any legislation or regulations substantially replacing the same or substantially replacing any specific provision to which such reference is made.

1.7       Arrangement Agreement

References herein to the Arrangement Agreement or compliance therewith shall continue to refer and apply thereto regardless of whether or not such agreement has terminated, and for that purpose the provisions so referred to shall be deemed to be incorporated herein by reference.

1.8       Schedules

The following Schedules are annexed hereto:

Schedule 2.4                Form of Drawdown Notice
Schedule 2.7(a)            Form of Series A Note
Schedule 2.7(b)            Form of Series B Note
Schedule 2.7(c)            Form of Series C Note
Schedule 2.7(d)            Form of Series D Note
Schedule 2.7(e)            Form of Series E Note
Schedule 3.1(c)            Form of Opinion of Borrower's Counsel- Closing
Schedule 3.1(l)             Forms of Directions to Pay
Schedule 3.1(q)            Forms of Conditional Resignation
Schedule 8.1(f)             Existing Litigation
Schedule 8.1(g)            Location and Jurisdiction
Schedule 8.1(l)             Title to Assets
Schedule 8.1(n)            Insurance Policies
Schedule 8.1(p)            Cash
Schedule 8.1(z)            SEC Compliance
Schedule 9.2(n)            Form of Subordination Agreement

ARTICLE 2 ‑ THE CREDIT FACILITY

2.1       Credit Facility

Subject to the terms and conditions hereof, the Lender shall, during the Availability Period, make available to the Borrower a credit facility in an aggregate amount not to exceed the Commitment Amount.  The Lender shall have no obligation to make any Advance if, after giving effect thereto, the Outstandings would exceed the Commitment Amount.  In addition, if the Commitment Amount has been fully drawn and advanced to the Borrower, the Lender (in its sole discretion) may make additional Advances not to exceed the Optional Financing Amount.

2.2       Borrowing Options

During the Availability Period, the Borrower may obtain Advances under the Credit Facility in U.S. Dollars by way of LIBOR Loans as follows:

(a)                up to a maximum of U.S. $ 600,000 of Advances shall be made, at the Lender's option, (i) by wire transfer into the Borrower's Account, (ii) by cheque or bank draft, (iii) by payment of expenses by the Lender of costs and expenses of the Borrower contained in the Current Expense Forecast (whether incurred after or prior to the date hereof), or (iv) pursuant to the Direction to Pay referred to in Section 3.1(l), in each case in exchange for the issuance by the Borrower of Series A Notes;

(b)               Advances in excess of U.S. $600,000 up to a maximum of the Commitment Amount, or the Optional Financing Amount, as the case may be, at the Lender's option, (i) by wire transfer into the Borrower's Account, (ii) by cheque or bank draft, (iii) by payment of expenses by the Lender of costs and expenses of the Borrower contained in the Current Expense Forecast (whether incurred after or prior to the date hereof), or (iv) pursuant to the Direction to Pay referred to in Section 3.1(l), in each case in exchange for the issuance by the Borrower of Series B Notes, Series C Notes, Series D Notes and Series E Notes in accordance with this Agreement;

2.3       Non-Revolving Facility

The Credit Facility is a non-revolving facility.  The Borrower may, during the Availability Period, but not after, increase LIBOR Loans under the Credit Facility by obtaining Advances as provided for herein, but (subject to Section 6.1 and 6.2 and Article 10) may not make any repayments or prepayments until the Maturity Date and may not obtain Advances for any amounts repaid or prepaid pursuant to Sections 6.1 and 6.2 and Article 10.

2.4       Notice Periods for Drawdowns

The Borrower may only obtain an Advance by delivering to the Lender a Drawdown Notice substantially in the form of Schedule 2.4 attached hereto, complete with all attachments as required therein, no later than 10:00 a.m. (Perth, Australia time) four (4) Banking Days (or, in respect of the first Drawdown Date, such shorter period as the Lender acting reasonably may agree to in writing) prior to the proposed Drawdown Date.

2.5       Irrevocability

Subject to the terms and conditions of this Agreement, a Drawdown Notice given by the Borrower hereunder shall be irrevocable and shall obligate the Borrower to take the action contemplated therein on the date specified therein.

2.6       Purpose

All proceeds of this Credit Facility shall be used by the Borrower:

(a)                to pay the costs and expenses of the Borrower provided in the Current Expense Forecast, or for general working capital purposes, all as approved in writing by the Lender pursuant to a Drawdown Notice, and

(b)               to fully satisfy the Cash Calls approved in writing by the Lender pursuant to a Drawdown Notice being received by the Lender, which approval shall not unreasonably be withheld.

The Borrower shall deliver evidence of such use of proceeds satisfactory to Lender, forthwith upon request therefor by the Lender from time to time.

2.7       Convertible Notes

Each Advance shall be evidenced by the Borrower executing and delivering a Note in the principal amount of such Advance, dated the date of such Advance and convertible into the Shares of the Borrower as provided in such Note, which shall be as follows:

(a)                for the first of Advances up to U.S. $600,000 in the aggregate the Borrower shall execute and deliver one or more Series A Notes in the form attached hereto as Schedule 2.7(a), convertible to Shares of the Borrower at U.S. $0.05 per Share;

(b)               for Advances in excess of U.S. $600,000 in the aggregate up to U.S. $2,400,000 in the aggregate the Borrower shall execute and deliver one or more Series B Notes in the form attached hereto as Schedule 2.7(b) convertible to Shares of the Borrower at U.S. $0.10 per Share;

(c)                for Advances in excess of U.S. $2,400,000 in the aggregate up to U.S. $3,400,000 in the aggregate (of the Optional Financing Amount, if applicable) the Borrower shall execute and deliver one or more Series C Notes in the form attached hereto as Schedule 2.7(c) convertible to Shares of the Borrower at U.S. $0.15 per Share;

(d)               for Advances in excess of U.S. $3,400,000 in the aggregate up to U.S. $4,400,000 in the aggregate (of the Optional Financing Amount, if applicable)the Borrower shall execute and deliver one or more Series D Notes in the form attached hereto as Schedule 2.7(d) convertible to Shares of the Borrower at U.S. $0.20 per Share; and

(e)                for Advances in excess of U.S. $4,400,000 in the aggregate up to U.S. $5,400,000 in the aggregate (of the Optional Financing Amount, if applicable)the Borrower shall execute and deliver one or more Series E Notes in the form attached hereto as Schedule 2.7(e) convertible to Shares of the Borrower at U.S. $0.25 per Share.

2.8       Facility Fee

If the Lender makes any Advances requested by the Borrower, the Borrower shall pay to the Lender a facility fee of U.S. $50,000 on the Maturity Date or upon the acceleration of the LIBOR Loans hereunder or termination of the Commitment Amount and/or Optional Financing Amount, as the case may be.

ARTICLE 3 ‑ CONDITIONS PRECEDENT TO ADVANCES

3.1       Conditions for Initial Advance

The obligation of the Lender to make the initial Advance hereunder is subject to satisfaction of all of the following conditions precedent:

(a)                Drawdown Notice and Note(s):  the Lender shall have received the Drawdown Notice for the Advance as provided in Section 2.4, and the Borrower shall have executed and delivered to the Lender a Note(s) to evidence each such Advance as contemplated by Section 2.7;

(b)               opinion of Lender's counsel:  the Lender shall have received a favourable legal opinion of  Lender's Counsel dated on or shortly before the Drawdown Date of the initial Advance as to such matters as the Lender, acting reasonably, shall desire to receive, if any;

(c)                opinion of Borrower's counsel:  the Lender shall have received a favourable legal opinion of counsel to the Borrower, dated on or shortly before the Drawdown Date of the initial Advance, with respect to the Borrower, its Subsidiaries, the Arrangement Agreement, this Agreement and the Documents, in the form of Schedule 3.1(c) attached hereto with such changes as may be acceptable to the Lender;

(d)               no default:  no Accruing Default or Event of Default shall have occurred and be continuing, and no Accruing Default or Event of Default shall occur as a result of the making of the initial Advance;

(e)                representations true:  without limiting paragraph (d) above, the representations and warranties in Article 8 hereof, and those contained in Section 3.1 of the Arrangement Agreement (except for matters consented to by the Lender in writing as part of the Arrangement Agreement transactions), shall be materially true and correct as though made on the Drawdown Date of the initial Advance;

(f)                 compliance with covenants: the Borrower shall be in material compliance with all of its covenants in Article 9 hereof and Articles 4 and 6 of the Arrangement Agreement;

(g)                certificate of corporate authority:  the Lender shall have received in respect of the Borrower and all of its Subsidiaries:

(i)                  a certificate of compliance/status under its governing corporate statute,

(ii)                 a copy of all Organizational Documents, as amended, and a certified copy of the resolutions of its board of directors or other applicable governing body, as the case may be, authorizing the Documents executed by it and the transactions contemplated therein, together with a Certificate of the Borrower to the effect that all such documents are in full force and effect in such form with no proceedings pending to amend or rescind the same (other than as contemplated in the Arrangement Agreement), and no shareholder's agreements or other documents are in effect which restrict the powers of its board of directors or other applicable governing body, as the case may be,), and

(iii)                a certificate of incumbency with specimen signatures of the individuals executing any of the Documents;

dated as of the Drawdown Date of the initial Advance;

(h)                [intentionally deleted]

(i)                 Debt:  neither the Borrower nor any of its Subsidiaries have any Debt other than the Permitted Debt, and the Lender shall have received true and complete copies of all of the documents and notes evidencing such Permitted Debt;

(j)                 Security Interests:  neither the Borrower nor any of its Subsidiaries or their respective Properties shall be subject to any Security Interests other than the Permitted Encumbrances, none of which are presently being asserted by other members of the Joint Venture over the Borrower's, or any of its Subsidiaries', interests in the Joint Venture or otherwise;

(k)               Investments:  the Borrower, any of its Subsidiaries, and Subsidiaries of the Borrower shall not have any Investments other than the Permitted Investments;

(l)                 Directions to Pay:  the Borrower and any of its Subsidiaries shall have executed and delivered to the Lender Directions to Pay substantially in the forms of Schedule 3.1(l) attached hereto, permitting the Lender at its option to satisfy (i) Current Expenses directly to the person supplying the goods or services creating the expense; or (ii) Cash Calls on behalf of the Borrower directly to the Joint Venture or any member of such joint venture, as the case may be;

(m)              Arrangement Agreement:  the Arrangement Agreement shall be in full force and effect; no default on the part of the Borrower shall have occurred and is continuing thereunder; no event or circumstance, or failure to meet a condition, shall have occurred thereunder that would entitle the Lender to terminate the Arrangement Agreement, or to not complete the transactions contemplated thereby, or to excuse its non-performance thereunder;

(n)                lawful: since the date of this Agreement, the making, maintenance and funding of any LIBOR Loan hereunder or the issuance by the Borrower of any Note hereunder, or the conversion thereof, shall not, in the opinion of Lender's Counsel, be unlawful;

(o)               Joint Venture documents:  the Lender shall have received true and complete copies of:

(i)                  all Joint Venture Agreements, and

(ii)                 copies of all authorizations, consents, approvals, licences, rulings, permits, certifications, exemptions, filings, variances, claims, orders, judgments, decrees, publications or written directions of, registrations by or with, or any other actions whatsoever, by or on behalf of, any Governmental Authority in connection with the Joint Venture;

(p)                insurance:  the Lender shall have received true and complete copies of all insurance policies maintained by the Borrower and each of its Subsidiaries, including those policies relating to the Joint Venture;

(q)               conditional resignation:  the Lender shall have received signed and undated conditional resignations from each of the Designated Directors, each in form attached hereto as set forth in Schedule 3.1(q) and substance satisfactory to the Lender;

(r)                 litigation:        all existing or threatened actions, suits, claims or proceedings (including counterclaims or third party proceedings) among the Borrower, each of its Subsidiaries, Nord Resources Corporation, and their respective shareholders and directors, have been resolved on terms and conditions satisfactory to the Lender acting in its sole discretion ;and

(s)                registrations:  all filings and registrations against the Property in any jurisdiction, other than the Permitted Encumbrances, shall have been discharged, and the Lender shall have received confirmation thereof satisfactory to it, acting reasonably.

3.2       Subsequent Advances

The obligation of the Lender to make each Advance subsequent to the first Advance is subject to the satisfaction of the following conditions precedent:

(a)                Drawdown Notice and Note(s):  the Lender shall have received the Drawdown Notice for the Advance as provided in Section 2.4, and the Borrower shall have executed and delivered to the Lender a Note(s) to evidence each such Advance as contemplated by Section 2.7;

(b)                no default:  no Accruing Default or Event of Default shall have occurred and be continuing, and no Accruing Default or Event of Default shall occur as a result of the making of the Advance;

(c)                representations true:  without limiting paragraph (b) above, the representations and warranties in Article 8 hereof, and those contained in Section 3.1 of the Arrangement Agreement (except for matters consented to by the Lender in writing as part of the Arrangement Agreement transactions), shall be materially true and correct as though made on the Drawdown Date of such Advance;

(d)               compliance with covenants: the Borrower shall be in material compliance with all of its covenants in Article 9 hereof and Articles 4 and 6 of the Arrangement Agreement;

(e)                no material adverse change:  since the date of this Agreement nothing has occurred (whether external or internal to the Borrower or any of its Subsidiaries) which individually or in the aggregate has had or may have a Material Adverse Effect;

(f)                 Arrangement Agreement:  the Arrangement Agreement shall be in full force and effect, and no default on the part of the Borrower shall have occurred and is continuing thereunder; no event or circumstance, or failure to meet a condition, shall have occurred thereunder that would entitle the Lender to terminate the Arrangement Agreement, or to not complete the transactions contemplated thereby; or to excuse its non-performance thereunder;

(g)                lawful:  since the date of this Agreement, the making, maintenance and funding of any LIBOR Loan hereunder or the issuance by the Borrower of any Note hereunder, or the conversion thereof, shall not, in the opinion of Lender, have been made unlawful;

(h)                SEC reports:  in the event that such Advance shall occur following the filing of the Borrower's Annual Report on Form 10-KSB for the year ended December 31, 2003, the Borrower shall have filed all reports required to be filed with the SEC since the filing of the Form 10-KSB (such reports, together with the Form 10-KSB are referred to as "SEC Reports") and the SEC Reports taken together do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading; and

(i)                 Counsel to the Borrower shall deliver a favourable legal opinion to the Lender, dated on or shortly before the Drawdown Date of any such Advance, with respect to such matters as may reasonably be requested by the Lender.

3.3       Waiver

The conditions in Sections 3.1 and 3.2 are inserted for the sole benefit of the Lender and may be waived by the Lender in whole or in part (with or without terms or conditions) in respect of any particular Advance.

3.4       Condition Subsequent to Credit Agreement

If the conditions in Sections 3.1 are not met or waived within thirty (30) days of the date of this Agreement, the Lender may, by notice in writing delivered to the Borrower within ten (10) Banking Days thereafter, reduce each of the Commitment Amount to zero and the Optional Financing Amount to zero and terminate this Agreement.

ARTICLE 4 ‑ INTEREST

4.1       Interest on LIBOR Loans

The Borrower shall pay to the Lender interest in U.S. Dollars on each LIBOR Loan outstanding at a rate per annum equal to LIBOR plus 2% per annum.  Such interest shall be compounded monthly and be payable on demand and in any event no later than the Maturity Date (unless otherwise provided herein or in a Note) for the period from and including the Drawdown Date to and including the day preceding the Maturity Date (if applicable), and shall be computed on the daily principal amount of each of the LIBOR Loans outstanding, on the basis of the actual number of days elapsed in a year of 365 days.

The Borrower shall pay interest on any overdue and unpaid amounts of principal and interest on any LIBOR Loan, on demand, at a rate per annum equal to LIBOR applicable to such LIBOR Loan plus 6% per annum, calculated daily and compounded monthly as aforesaid.

4.2       Interest on Overdue and Accelerated Amounts

(a)                The Borrower shall pay to the Lender interest on overdue and unpaid amounts (including interest) hereunder (i) in respect of LIBOR Loans, as specifically provided in this Article 4 and (ii) in respect of all other overdue and unpaid amounts where no specific provision is made herein, at the rate then applicable to the LIBOR Loan with the highest LIBOR rate, calculated daily and compounded monthly in accordance with Section 4.1 above;

(b)               Interest on overdue and unpaid amounts under any provision of this Agreement shall be computed daily and shall be payable by the Borrower on demand by the Lender; and

(c)                To the fullest extent permitted by applicable law, Section 8 of the Interest Act (Canada) is hereby waived by the Borrower.

4.3       Determination Conclusive

Each determination by the Lender of LIBOR applicable from time to time shall, in the absence of manifest error, be conclusive and binding upon the Borrower.

4.4       Interest After Maturity

All interest and fees to be paid hereunder (including interest on overdue amounts) shall accrue from day to day and shall be payable both before and after maturity and before and after default and judgment.  To the fullest extent permitted by law, Section 46(1) of the Judicature Act (New Brunswick), insofar as it specifies a rate of interest payable on amounts outstanding hereunder after judgment that is lower than the rate herein provided, is hereby waived.

ARTICLE 5 ‑ EXTENSION OF TERM; MATURITY DATE

5.1       Extension of Availability Period

At least fifteen (15) days before the end of the Availability Period, from time to time, the Lender may, if no Accruing Default or Event of Default has occurred and is continuing, extend the Availability Period by a further period not less than thirty (30) days nor more than sixty (60) days.  Any such extension may be given in the sole discretion of the Lender, and the Lender shall notify the Borrower in writing of its decision within ten (10) days thereof.  This Section 5.1 shall apply from time to time to facilitate successive extensions if the Lender so determines in its sole discretion.

5.2       Extension of Maturity Date

At least fifteen (15) days before the Maturity Date, the Borrower may, if no Accruing Default or Event of Default has occurred and is continuing, request the Lender in writing to extend the Maturity Date by not less than thirty (30) days nor more than sixty (60) days.  Any such extension may be given or refused in the sole discretion of the Lender, and the Lender shall notify the Borrower in writing of its decision within ten (10) days of its receipt of the Borrower's request.  Failure by the Lender to notify the Borrower of its decision shall be deemed to be a decision not to extend the Maturity Date.  This Section 5.2 shall apply from time to time to facilitate successive extensions if the Lender so agrees in its sole discretion.

5.3       Increase of Optional Financing Amount

At least fifteen (15) days before the end of the Availability Period, the Borrower may, if no Accruing Default or Event of Default has occurred and is continuing, request the Lender in writing to increase the Optional Financing Amount.  Any such increase may be given or refused in the sole discretion of the Lender, and the Lender shall notify the Borrower in writing of its decision within ten (10) days of its receipt of the Borrower's request.  Failure by the Lender to notify the Borrower of its decision shall be deemed to be a decision not to increase the Optional Financing Amount.  This Section 5.3 shall apply from time to time to facilitate successive increases if the Lender so agrees in its sole discretion.

ARTICLE 6 ‑ REPAYMENT

6.1       Mandatory Repayment of Principal

The Borrower shall (unless waived, extended, renegotiated or refinanced by written agreement between the Lender and Borrower) repay all LIBOR Loans, pay all interest and shall pay all other monetary Obligations on the Maturity Date except such principal amounts thereof as have been converted to Shares of the Borrower pursuant to the terms of the Notes.

6.2       Prepayment

The Borrower shall not be entitled to prepay the Outstandings prior to the Maturity Date unless a Proposed Agreement for a Superior Transaction has been announced or received by the Borrower, and Allied has not agreed to an Amended Transaction within five days and the Borrower wishes to terminate the Arrangement Agreement as provided in Section 9.5 thereof.  In such event, prior to entering into a Proposed Agreement for a Superior Transaction, the Borrower shall prepay all, but not less than all, Outstandings and all accrued interest thereon, together with the facility fee referred to in Section 2.8, upon five (5) Banking Days prior written notice to the Lender, such notice to refer to this Section 6.2 and to the conversion rights held by the Lender as contained in the Notes.  Such notice shall be irrevocable and shall obligate the Borrower to make the subject prepayment, interest and facility fee payment on the sixth Banking Day following delivery of such notice of any amount thereof not converted to Shares of the Borrower pursuant to the terms of the Notes.

ARTICLE 7 - PAYMENTS; SET-OFF; TAXES

7.1       Place of Payment

All principal, interest, fees and other amounts payable hereunder shall be paid by the Borrower to the Lender in the currency in which the LIBOR Loan is outstanding for same day value at or before 10:00 a.m. (Perth, Australia time) on the day such amount is due, and if such day is not a Banking Day, at or before 10:00 a.m. (Perth, Australia time) on the Banking Day next following (with interest calculated to, but not including, the date of payment).

7.2       Application of Payments

All payments made by the Borrower hereunder after the occurrence of an Event of Default shall be applied to the Obligations in such order as the Lender determines in its sole discretion, and the Borrower agrees not to direct any payment to be accepted in any order contrary to this provision.

7.3       Set-Off

(a)                The Obligations shall be paid by the Borrower to the Lender without any set-off or deduction whatsoever.

(b)               Following an Event of Default which remains unremedied (whether or not the LIBOR Loans have been accelerated hereunder), the Lender may, without notice to the Borrower, set-off all or any of the Lender's liabilities to the Borrower (matured or not, liquidated or unliquidated) against the Obligations, and may do so notwithstanding that the liabilities may be expressed in different currencies, and the Lender is hereby authorized to effect any necessary currency conversions at the 12:00 p.m. noon spot rate of exchange announced by the Bank of Canada on the Banking Day before the day of conversion.

(c)                Following an Accruing Default which remains unremedied, the Lender may, in order to preserve or enhance potential rights of set-off hereunder, suspend or freeze its payment obligations of any amount payable to the Borrower until such Accruing Default is remedied.

(d)               The Lender shall notify the Borrower of any such set-off within a reasonable period of time thereafter, although the Lender shall not be liable to the Borrower for its failure to so notify.

(e)                In this Section, the term "Borrower" shall be deemed to include any of its Subsidiaries.

7.4         LIBOR Loan Repayment Net of Withholding Imposts

(a)                In this Section, "Taxes" means any present or future taxes, levies, assessments, imposts, deductions, duties, charges, withholdings or other governmental changes, and all other liabilities with respect thereto, imposed or levied either:

(i)                  by or on behalf of the Government of Canada or any province or political subdivision thereof or any authority or agency therein or thereof, or

(ii)                 by or on behalf of the government of any other jurisdiction or any authority or agency therein or thereof which would not be imposed or levied but for the presence of property, business or operations of the Borrower or the undertaking of transactions by the Borrower in such jurisdiction.

(b)               All payments by the Borrower under the Documents, whether in respect of principal, interest, interest on overdue and unpaid interest, fees or any other items shall be made in full without any deduction or withholding for or in respect of or on account of Taxes unless the Borrower is prohibited by Applicable Law from doing so, in which event the Borrower shall:

(i)                  ensure that the deduction or withholding does not exceed the minimum amount legally required,

(ii)                 forthwith pay to the Lender such additional amounts so that the net amount received by the Lender shall equal the full amount which would have been received by it had no such deduction or withholding been made,

(iii)                 pay to the relevant taxation or other authority within the period for payment permitted by Applicable Law the full minimum amount of the deduction or withholding (including the full amount of any deduction or withholding from any additional amount paid pursuant to this Section) required to be paid to it, and

(iv)                promptly furnish to the Lender a copy of the official receipt of the relevant taxation or other authority for all amounts paid to it as aforesaid.

7.5       Stamp Taxes

The Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, similar charges or similar levies which are imposed or levied either:

(a)                by or on behalf of the Government of Canada or any province or political subdivision thereof or any authority or agency therein or thereof, or

(b)               by or on behalf of the government of any other jurisdiction or any authority or agency therein or thereof which would not be imposed or levied but for the presence of property, business or operations of the Borrower or any of its Subsidiaries or the undertaking of transactions by the Borrower or any of its Subsidiaries in such jurisdiction, and which arise from any payment made to the Lender under the Documents or from the execution, delivery or registration of, or otherwise with respect to, the Documents excluding any such tax, charge or levy which is imposed or levied by or on behalf of any jurisdiction outside of Canada where such tax, charge or levy would not be so imposed or levied but for the presence of property, business or operations of the Lender or the undertaking of transactions by the Lender in such jurisdiction.

7.6       Drawings by Lender for Payment of Certain Amounts

If the Borrower fails to pay to the Lender when due any amounts owing under any Document, whether for interest, fees, indemnities or any other amount (other than principal), then, without prejudice to any remedy it may have pursuant to this Agreement and without prior notice to, or authorization by, the Borrower and without regard to any condition or restriction contained in this Agreement, the Lender may draw down for the account of the Borrower any unused amounts of the Credit Facility and pay to itself a corresponding amount on account of such amounts owing, and the amount so drawn shall be deemed to be a LIBOR Loan owing by the Borrower under this Agreement, and shall bear interest accordingly, and such LIBOR Loan and accrued interest shall be payable to the Lender on demand.  The Lender shall, within a reasonable time, advise the Borrower of any amounts that have been drawn pursuant to this Section 7.6.

ARTICLE 8 ‑ REPRESENTATIONS AND WARRANTIES

8.1       Representations and Warranties

The Borrower represents and warrants as follows:

(a)                corporate existence and power: each of the Borrower and its Subsidiaries is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and is duly registered and otherwise qualified to do business in all jurisdictions in which the nature of any material business transacted by it or the character of any material properties owned or leased by it requires such qualification; and each of the Borrower and its Subsidiaries has full corporate power and authority to:

(i)                  own its Property,

(ii)                 conduct its business as presently conducted,

(iii)                to borrow money, to issue the Shares of the Borrower contemplated by the Notes and to perform all of the Obligations;

(iv)                execute, deliver and perform its obligations under the Documents executed by it;

(b)                authorization:  it is duly authorized to borrow money hereunder and it and all of its Subsidiaries are duly authorized to execute, deliver and perform the Documents to which they are a party, and all corporate steps and proceedings necessary for the due execution and delivery of the Documents by it and any of its Subsidiaries and the performance of the Obligations have been taken;

(c)                compliance with Applicable Laws and other agreements:  the execution, delivery and performance by the Borrower and its Subsidiaries of the Documents executed by it and each of its' Subsidiaries, as applicable, does not and will not:

(i)                  violate any provision of Applicable Law which would adversely affect the obligations of the Borrower or any of its Subsidiaries or the Lender's rights under the Documents or any provision of the articles or by-laws of the Borrower or any of its Subsidiaries, or,

(ii)                 contravene any resolution of its directors or officers or any committee of either,

(iii)                 result in a breach of, a default under, or the creation of, any Security Interest (other than under the Documents) on the Property of the Borrower or any of its Subsidiaries under any material agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its Property or operations may be bound or affected, or cause or permit any of the Joint Venture Agreements or any other project agreement, lease, licence or permit to be terminated or declared void;

(iv)                constitute, with or without the notice or lapse of time or both, an event entitling any Person to accelerate the payment of any Debt, or

(v)                 result in any requirement on it to grant any Security Interest (including a matching security interest) other than to the Lender, or result in any Person becoming entitled to call for any Security Interest (including a matching Security Interest) from it,

(d)               validity and enforceability:  the Documents have been duly executed and delivered by it and each of its Subsidiaries, as applicable, and constitute legal, valid and binding obligations of it and each of its Subsidiaries, as applicable, enforceable by the Lender in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and to the equitable and statutory powers of the courts having jurisdiction therein;

(e)                approvals and consents:  no consent, authorization, approval or other action by, and no publication, notice to or filing or registration with, any Governmental Authority is required for the due execution, delivery and performance by it and each of its Subsidiaries of the Documents to which such entity is a party or to ensure the validity or enforceability thereof against such entity;

(f)                 litigation:  other than as disclosed in Schedule 8.1(f) to this Agreement, there are no actions, suits, claims or proceedings (including counterclaims or third party proceedings) existing or, to its knowledge threatened against it or any of its Subsidiaries or affecting the Property before any Governmental Authority which purports to challenge or which would reasonably be expected to affect the validity or enforceability of any Document or would reasonably be expected to have a Material Adverse Effect;

(g)                location and jurisdiction:  its and each of its Subsidiaries jurisdiction of incorporation and place of business (or chief executive office, if more than one place of business) is as disclosed in Schedule 8.1(g), all of its Subsidiaries and entities in which it has a direct or indirect interest are disclosed in such schedule, and all of the outstanding equity interests in the Borrower and each such Subsidiary have been validly issued and are fully paid and non-assessable;

(h)               adverse contracts:  it and any of its Subsidiaries is not a party to, or otherwise subject to, any provision contained in any agreement relating to Debt or any other document which limits the amount of, or otherwise imposes restrictions on the incurring of, the Obligations;

(i)                 priority:  all payment Obligations rank in priority of payment to any Debt or other obligations owed by the Borrower to any of its Subsidiaries, pari passu with all Senior Obligations of the Borrower and no other Debt has priority over the Obligations of the Borrower, except for (i) Debt secured by Permitted Encumbrances, and (ii) indebtedness which is a prior ranking claim arising solely by operation of bankruptcy, insolvency or other laws of general application;

(j)                no immunity:  it and each of its Subsidiaries are subject to civil and commercial law with respect to the Obligations; the execution, delivery and performance of the Documents by it and each of its Subsidiaries, as applicable, constitute private and commercial acts rather than governmental or public acts; it, any of its Subsidiaries and the Property do not enjoy any right of immunity from suit, set-off or attachment or execution on any judgment that may be rendered in respect of the Obligations;

(k)               statutory security and deemed trusts:  all assessments and levies made against it and any of its Subsidiaries under Applicable Laws in respect of workers compensation, and all contributions and amounts required to be paid by such entities under such laws, have been paid; all wages, overtime pay, vacation pay, general holiday pay and pay in place of notice of termination of employment due to its and any of its Subsidiaries' employees or former employees, have been paid when due in accordance with Applicable Laws; all monies received or withheld by it or any of its Subsidiaries from their employees under an arrangement whereby such entity pays money into a pension fund as the employee's contribution thereunder, and all amounts required to be paid by such entity as employer contributions to a pension fund under Applicable Laws to be withheld or deducted by it or any of its Subsidiaries have been withheld or deducted and remitted as required; all amounts required to be deducted by it or any of its Subsidiaries from the remuneration of their employees on account of any contribution required to be made by such employees pursuant to Applicable Laws have been deducted and remitted as required; all amounts required to be deducted by it or any of its Subsidiaries from the remuneration of their employees as or on account of the premium required to be paid pursuant to Applicable Laws have been deducted and remitted as required;

(l)                 title to assets:  it and each of its Subsidiaries have good and marketable title to the Property free and clear of any Security Interests and adverse claims, other than under paragraph (i) of the definition of Permitted Encumbrances and the Borrower owns 100% of the issued and outstanding shares of each of its Subsidiaries free and clear of any Security Interests, as well as a current undivided 50% interest in and to the Simberi Mining Joint Venture and a current 99% interest in the Tabar Exploration Joint Venture (in the future the Borrower's interest is subject to, and may be modified by, the terms of the Joint Venture Agreements) free and clear of any Security Interests; no Person has any agreement or right to acquire any of the Shares of the Borrower or any of its Subsidiaries, Property or any interest therein other than pursuant to the Joint Venture Agreements and neither the Borrower nor any of its Subsidiaries has received any notice of a defect in its title to any of its Shares or the Property;

(m)              location of Property:  none of the material tangible Property is situated in any jurisdiction other than Papua New Guinea, Mexico, Australia, United States and Canada;

(n)               insurance:  as at the date hereof it maintains and causes each of its Subsidiaries to maintain, the insurance coverage set out in Schedule 8.1(n) attached hereto;

(o)               expropriation and work order:  no part of the Property has been condemned, taken or expropriated by any Governmental Authority and no alteration, repair, improvement or other work has been ordered or directed to be done or performed in respect thereof by any such authority, and neither it nor any of its Subsidiaries have received any notices from any such authority with respect to any of the foregoing;

(p)               cash: the Borrower and each of its Subsidiaries do not have any cash or cash equivalents (such as short term investments) other than as set out in Schedule 8.1(p) attached hereto;

(q)               environmental matters: the Borrower and its Subsidiaries have obtained all permits, licences and other authorizations which are required under all Environmental Laws; and the Borrower and its Subsidiaries are in compliance with (i) all terms and conditions of all such permits, licenses and authorizations, and (ii) all conditions and requirements contained in such Environmental Laws, except where non-compliance in any such cases would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(r)                 defaults:  there exists no Event of Default and no Accruing Default;

(s)                total consolidated indebtedness:  the total consolidated indebtedness of the Borrower and the Subsidiaries at November 30, 2003 is no more than U.S. $400,000 and since such date no change has occurred which would reasonably be expected to have a Material Adverse Effect on its business, operations or financial condition;

(t)                 taxes and insurance:  to the best knowledge of the Borrower, the Borrower and its Subsidiaries have paid all taxes and assessments (including interest and penalties) which are due and payable to any applicable Governmental Authority, other than those taxes and assessments which are being contested in good faith and for which adequate reserves have been set aside by the Borrower in accordance with GAAP and for which any adverse judgment related thereto would not reasonably be expected to have a Material Adverse Effect or the Borrower or any of its Subsidiaries, and the delinquent taxes owed by CMNP (approximately U.S. $12,000, which such amount is included in the total indebtedness of the Borrower set forth in Section 8.1(s) above);

(u)                orders and consents:  all orders, consents, licences, approvals, permits, authorizations, exemptions from, and filings and registrations with, all Governmental Authorities, required for the execution, delivery and the performance by the Borrower or any of its Subsidiaries, as applicable, of the Documents have been duly obtained, authorized or made, and are in full force and effect;

(v)               illegal payments:  neither the Borrower nor any of its Subsidiaries nor, to the Borrower's knowledge, any employee or agent of the Borrower or any of its Subsidiaries, has made any payment of funds of the Borrower or any of its Subsidiaries or received or retained any funds in violation of any law, rule or regulation;

(w)               certain transactions:  since July 30, 2002, the Borrower has not, directly or indirectly, including through any of its Subsidiaries:  (A) extended credit, arranged to extend credit or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of the Borrower, or to or for any family member or affiliate of any director or executive officer of the Borrower; or (B) made any material modification, including any renewal  thereof, to any term of any personal loan to any director or executive officer of the Borrower, or any family member or affiliate of any director or executive officer, which loan was outstanding on July 30, 2002.  Neither the Borrower nor of its Subsidiaries has any outstanding loans to or extensions of credit to, or any guarantee or any indebtedness of, any employee, officer or director of the Borrower or any of its Subsidiaries;

(x)                status of Designated Directors:  each of the Designated Directors have been validly appointed to the Board of Directors of the Borrower in accordance with the Organizational Documents of the Borrower and Applicable Law, and each such Designated Director is currently a member in good standing of such Board of Directors on the date hereof;

(y)              SEC compliance:  the Borrower and its Subsidiaries have delivered to the SEC all reports or other documentation required to be filed by the SEC as of the date hereof, except for those reports and documents listed in Schedule 8.1(z) attached hereto.

8.2       Disclosure

(a)                The Borrower represents and warrants to the best of its knowledge and belief that neither the Documents nor any materials furnished to the Lender by or on behalf of the Borrower or any of its Subsidiaries contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.  There is no fact peculiar to it or any of its Subsidiaries which has a Material Adverse Effect or is reasonably foreseeable in the future to have a Material Adverse Effect on its or any of its Subsidiaries' business, financial condition, operations, properties or prospects and which has not been disclosed to the Lender in writing by or on its or any of its Subsidiaries' behalf in connection with the transactions contemplated hereby; and

(b)               The Borrower has undertaken reasonable investigation, and has made due inquiries of all of its officers and senior employees, as necessary, having responsibility in all applicable areas, to ensure the factual accuracy of the representations and warranties in this Article 8.

8.3       Deemed Repetition

Each of the foregoing representations and warranties, and each of the representations and warranties in Section 3.1 of the Arrangement Agreement (except for matters consented to in writing by the Lender as part of the Arrangement Agreement transactions), shall be deemed to be repeated on each date of delivery by the Borrower of a Drawdown Notice to the Lender, and again on the date of an Advance made by the Lender pursuant thereto, and on the delivery of any extension request under Section 5.1 or 5.2 or request to increase the Optional Financing Amount under Section 5.3.

8.4      General

(a)                The Borrower acknowledges that the Lender has entered into this Agreement and agreed to make Advances in full reliance upon the foregoing representations and warranties.  Such representations and warranties shall survive until this Agreement has been terminated.  Any investigations made at any time by or on behalf of the Lender shall not diminish in any respect whatsoever its right to rely on such representations and warranties;

(b)                All statements contained in any Certificates of the Borrower or in any documents delivered by or on behalf of the Borrower under or pursuant to this Agreement shall constitute representations and warranties made by the Borrower to the Lender under this Agreement; and

(c)                All representations and warranties, when repeated or deemed to be repeated hereunder, shall be construed with reference to the facts and circumstances existing at the time of repetition.

ARTICLE 9 ‑ COVENANTS

9.1       General

The Borrower covenants and agrees with the Lender as set forth in this Article 9, each such covenant to remain in force and effect until this Agreement has been terminated, provided that in the case of covenants relating to environmental matters, the same shall survive termination of this Agreement.

9.2       General Covenants

The Borrower shall, and shall cause each of its Subsidiaries to:

(a)               Arrangement Agreement:  strictly comply with all obligations of the Borrower and any of its Subsidiaries contained in the Arrangement Agreement;

(b)               compliance with Applicable Laws:

(i)                  comply with all Applicable Laws (including all Environmental Laws), regulations and orders of any Governmental Authority; and

(ii)                duly observe and conform in all material respects to all valid requirements of any Governmental Authority relative to any of its assets and all covenants, terms and conditions upon or under which any of its assets are held;

(c)                permit discussions:  make senior management available to the Lender upon its reasonable request and permit any representative of the Lender or any certified accountant or auditor or other consultant hired by the Lender to discuss with its senior management its business, Property, financial condition and prospects;

(d)               use of LIBOR Loans:  use the proceeds from the Credit Facility only for the purposes set forth in Section 2.6;

(e)                copies of documents:  as soon as practicable after the issuance thereof, provide to the Lender a copy of:

(i)                 all authorizations, consents, approvals, licences, rulings, permits, certifications, exemptions, filings, variances, claims, orders, judgments, decrees, publications or written directions of, registrations by or with, or any other actions whatsoever by or on behalf of, any Governmental Authority in connection with the Joint Venture, issued or amended after the date hereof, and

(ii)                 any insurance policies;

(f)                payment and performance:  pay duly and punctually all sums of money due from it hereunder and shall perform all other obligations on its part to be performed under the terms of the Documents at the times and places and in the manner provided for therein;

(g)                corporate existence and conduct of business:  maintain its corporate existence in good standing, maintain its rights (charter and statutory) and franchises, and carry on and conduct its business in a proper, efficient and businesslike manner and in accordance with good business practice;

(h)                insurance:  insure and keep insured its properties and operations with responsible and reputable insurance companies or associations in such amounts and covering such risks as is customarily maintained by similar entities engaged in the same or similar business and, if reasonably requested by the Lender, shall increase such insurance and maintain political risk insurance in an amount to be determined by the Lender in consultation with the Borrower but determined in the sole discretion of the Lender.  The Borrower will not modify any of the insurance policies it currently holds without the prior written consent of the Lender, not to be unreasonably withheld;

(i)                  financial information:  promptly:

(i)                 furnish to the Lender such notices, compliance certificates, financial and operating statements and reports and statements on the financial condition or business affairs of the Borrower and its Subsidiaries, and permit such inspections, as the Lender may request from time to time, and

(ii)                 cause to be furnished to the Lender copies of any audited or unaudited financial statements prepared by or for the Borrower and or any of its Subsidiaries and any, Annual Information Forms, Annual Filing Forms, Notices of Material Change and any other documents that the Borrower is required by Applicable Law to file with any securities commission or by agreement with any other Person, furnish to its shareholders or publicly disclose (whether by way of advertisement or otherwise);

(j)                 defend title:  defend its title to its Property from any Person seeking to claim the same, or asserting interests adverse to the Borrower or any of its Subsidiaries with respect thereto;

(k)                negative pledge:  not create, assume or permit to exist any Security Interest on its Property, except for Permitted Encumbrances or those Security Interest created under the Documents;

(l)                 amalgamations and other corporate transactions:  not be a party to a merger with or into, or a consolidation or amalgamation with, or transfer, convey, lease or otherwise dispose of (whether in one transaction or in a series of transactions except as provided in the Joint Venture Agreements) all of any substantial part of all its assets (whether now owned or hereafter acquired) to, or liquidate, dissolve or wind-up into, another entity (or authorize or take any steps or proceedings in connection therewith) without the prior written consent of the Lender;

(m)               debt and equity Restrictions:  not incur or become liable for any Debt (other than Permitted Debt), nor declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its equity interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, equity interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or issue or sell any equity interests or accept any capital contributions, without the prior written consent of the Lender and except in accordance with the transactions contemplated by the Documents and the Arrangement Agreement;

(n)                ownership of its Subsidiaries:  the Borrower shall at all times own 100% of the issued and outstanding Shares of each of its Subsidiaries;

(o)                asset sales:  not sell or dispose of any assets;

(p)                change of business restriction:  not change its business from that presently carried on;

(q)                payment obligations:  ensure that all payment of Obligations will continue to rank in priority of payment to any Debt or other obligations owed by the Borrower to any of its Subsidiaries, pari passu with all Senior Obligations of the Borrower and no other Debt will have priority over the Senior Obligations of the Borrower except for (i) Debt secured by Permitted Encumbrances, and (ii) indebtedness which is a prior ranking claim arising solely by operation of bankruptcy, insolvency or other laws of general application;

(r)                Cash Calls:  promptly provide a Drawdown Notice in respect of any Cash Call that the Borrower or any Subsidiary may receive and use all the proceeds of any Advance provided in response to such Drawdown Notice to pay such Cash Call or portion thereof specified in the Drawdown Notice;

(s)                Composition of Board of Directors:  ensure that the maximum number of directors permitted to serve on the Board of Directors of the Borrower is not increased and that the number of directors serving on such Board of Directors at any time does not exceed four (4) directors and subject to approval of the settlement of the NRC litigation on terms agreed in the Settlement Agreement and the declaration of the Court as to the board of directors being composed of three (3) directors, shall not at any time exceed three (3) directors;

(t)                resignation of initial director:  in the event that the Lender (either directly or indirectly) acquires Notes evidencing an aggregate principal amount of Debt that, if the conversion option provided for in each such Note was exercised by Allied, would result in the Lender owning at least ten percent (10%) of the outstanding Shares of the Borrower after any such conversion, the Borrower shall, if requested by the Lender, take all actions necessary to cause (i) the resignation of any one Designated Director as selected by Allied in its sole discretion, and (ii) cause the appointment of any person nominated by Allied in its sole discretion as the replacement director to fill such vacancy;

(u)                resignation of subsequent director:  in the event that the Lender (either directly or indirectly) acquires Notes evidencing an aggregate principal amount of Debt that, if the conversion option provided for in each such Note was exercised by Allied, result in the Lender owning at least fifty percent (50%) of the outstanding Shares of the Borrower after any such conversion in the aggregate when added to any Shares of the Borrower held by the Lender, the Borrower shall, if requested by the Lender, take all actions necessary to cause (i) the resignation of both Designated Directors, (or the remaining Designated Director if one has already been replaced) and (ii) the appointment of any such new director nominated by Allied in its sole discretion as the replacement director to fill such vacancy

(v)                transactions with Affiliates:  conduct all transactions otherwise permitted under the Documents with any of its Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's length transaction with a Person not an Affiliate; and

(w)              further assurances:  do all such acts and things and execute and deliver or cause to be executed and delivered to the Lender such agreements and such other deeds, documents, instruments and assurances as may be necessary, in the reasonable opinion of the Lender, in order to give full effect to the Documents.

9.3       Financial Reporting

The Borrower shall:

(a)                monthly financial statements: furnish to the Lender as soon as available and in any event within twenty (20) days after the end of each calendar month, unaudited financial statements of the Borrower and its Subsidiaries for each such month, prepared on a consolidated and unconsolidated basis in accordance with GAAP, such statements to include a balance sheet, statements of income, profit and loss, retained earnings, shareholders' equity and of changes in financial position, such statements to be accompanied with a Certificate of the Borrower confirming that (i) they present fairly (subject to year-end adjustments) the financial position and the results of operations of the Borrower for the period then ended in accordance with GAAP, and (ii) no Accruing Default or Event of Default has occurred and is continuing or, if an Accruing Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and;

(b)               annual financial statements: furnish to the Lender as soon as available and in any event within sixty (60) days after the end of its fiscal year audited financial statements of the Borrower and its Subsidiaries for such year prepared on a consolidated and unconsolidated basis in accordance with GAAP, such statements to include a balance sheet, statements of income, profit and loss, retained earnings, shareholders' equity and of changes in financial position;

(c)                certificate of no default:  on the last Banking Day of each month, furnish to the Lender a Certificate of the Borrower:

(i)                  stating that to the best of such director or officer's knowledge, information and belief, after due inquiry, no Accruing Default or Event of Default has accrued and is continuing, except those that have been expressly disclosed to and waived by the Lender, or if either has occurred and is continuing, specifying the nature thereof, the period of existence thereof and what action it proposes to take with respect thereto,

(ii)                stating that all notices required to be given pursuant to Section 9.7 have been given,

(iii)               stating that all information received by the Borrower or any of its Subsidiaries in connection with the Joint Venture has been provided to the Lender forthwith upon receipt,

(iv)                stating that the representations and warranties in Article 8 hereof and in Section 3.1 of the Arrangement Agreement (except for matters consented to in writing by the Lender as part of the Arrangement Agreement transactions) are true and correct as at the date of such certificate, as if originally made on such date, and that the Borrower has complied with all covenants in Article 9 hereof and Articles 4 and 6 of the Arrangement, except in each case as otherwise disclosed by it to the Lender in writing, and

(v)                stating that as at the date of such certificate neither it nor any of its Subsidiaries has created, assumed or suffered to exist, nor do they otherwise have outstanding, any Security Interest other than Permitted Encumbrances;

(d)               other reports:  promptly furnish to the Lender any financial or operating statements or other reports relating to its and any of its' Subsidiaries' business, Property or affairs (in particular, the Joint Venture) as the Lender may reasonably request from time to time in writing from the Borrower;

(e)               shareholder reports:  promptly upon transmission thereof, furnish to the Lender copies of all financial statements, proxy statements, notices, material change reports and other reports as it shall send to its shareholders and copies of all registration statements and all material change reports, press releases and similar disclosures which it or any of its Subsidiaries files with any securities commission or similar regulatory body;

(f)                 interim audit reports:  promptly upon receipt thereof, furnish to the Lender a copy of each report submitted to it by any accountants or auditors in connection with any annual, interim or special audit made by such accountants or auditors of its or any of its' Subsidiaries' books or records;

(g)                books of account:  keep and maintain, and cause any of its Subsidiaries to keep and maintain, proper books of account and records accurately and completely covering all aspects of their respective business and affairs (including full and correct entries of all financial transactions) consistent with good industry practice, GAAP, and as may be required by Applicable Laws; and

(h)                inspections: permit, and cause each of its Subsidiaries to permit, any representatives of the Lender to inspect any of their respective books of account, records, reports, agreements and other documents relating to their respective accounts, financial records and transactions and to make and remove copies thereof.

9.4       Covenants Regarding Property

The Borrower shall, and shall cause each of its Subsidiaries to:

(a)                inspections:  permit the Lender and any representatives thereof to visit and inspect the Property, and promptly furnish the Lender with any information thereon reasonably requested by the Lender from time to time;

(b)               maintain and repair Property:  maintain, protect and preserve the Property in accordance with good business practice and, unless it is uneconomic to do so in accordance with good business practice (and the Lender, acting in its sole discretion, concurs), in the event of any damage or loss thereto from any cause whatsoever forthwith repair such damage and replace such loss;

(c)                prohibitions:  not enter into any contract or agreement which restricts the ability of the Borrower or any of its Subsidiaries to: (i) enter into amendments, modifications, supplements or waivers of the Joint Venture Agreements, (ii) sell, transfer or otherwise dispose of the Property, (iii) create, incur, assume or suffer to exist any Security Interests upon any of the Property, (iv) create, incur, assume, suffer to exist or otherwise become liable with respect to any Debt, or (v) declare or make any distributions of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of the Borrower or any of its Subsidiaries or of any warrants, options or other rights to acquire the same; and

(d)              deliver information:  deliver to the Lender forthwith upon receipt all information that it or any of its Subsidiaries receives from time to time related to the Joint Venture.

9.5       Restrictions on Investments

The Borrower shall not, and shall not permit any of its Subsidiaries or any Subsidiary of the Borrower to, make or have outstanding any Investments except for Permitted Investments.

9.6       Debt Restrictions

The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Debt other than the Permitted Debt.

9.7       Notice Requirements

The Borrower shall promptly give written notice to the Lender of:

(a)                defaults:  any Accruing Default or Event of Default, accompanied by a statement of the chief executive officer of the Borrower setting forth the details thereof and the action that the Borrower has taken and proposes to take with respect thereto;

(b)                damage:  any damage to, contamination of, or destruction or partial destruction of the Property;

(c)                actions:  the threat or commencement of, or any new development in, any actions, suits or proceedings before any Governmental Authority which individually or in the aggregate could have a Material Adverse Effect;

(d)               Bankruptcy Act applications:  its or any of its Subsidiaries' intention to make a proposal, or to file a notice of intent to make a proposal, under the Bankruptcy Act, or any insolvency, moratorium or any other similar legislation in any jurisdiction or to repudiate any lease of real property under any Applicable Laws, or to make an assignment of its property under Applicable Laws, or to apply for a stay of proceedings or an interim receiver under Applicable Laws;

(e)               other Debt:  any material default (including any payment default) by it or any of its Subsidiaries under any agreement creating or evidencing Debt, or any default or event which could entitle the lender thereunder to accelerate the payment of such Debt or to cancel, terminate or withdraw any funding commitment thereunder;

(f)               dispositions of Properties:  any disposition of, or title defect affecting, or Security Interest (other than a Permitted Encumbrance) on, or any casualty affecting, any Property;

(g)                leases:  any default of any lessee under any material lease of real Property, and any claim made by any lessee against it or any of its Subsidiaries under any such lease; and

(h)                material changes:  any other condition or event, whether external or internal to it or any of its Subsidiaries, which individually or in the aggregate has or could have a Material Adverse Effect.

9.8       Lender May Perform Covenants

If the Borrower fails to perform any payment covenants on its part herein contained, the Lender may give notice to the Borrower of such failure and if, within three (3) days of such notice (or after the expiry of such shorter time or cure period as may be set forth in this Agreement) such payment has not been made, the Lender may, in its discretion, but need not, make such payment and all sums so expended shall be payable by the Borrower to the Lender on demand and shall bear interest at LIBOR plus 6% per annum.

ARTICLE 10 ‑ EVENTS OF DEFAULT AND ACCELERATION

10.1     Events of Default

Each of the following events or circumstances shall be an "Event of Default" (in this Section, the term "Borrower" shall be deemed to include any of its Subsidiaries):

(a)                failure to pay:  (i) the Borrower shall fail to pay the principal amount of any LIBOR Loan on the date upon which the same is due and payable, or (ii) the Borrower shall fail to pay any interest, or any other amount payable pursuant to the Documents, on the date upon which the same is due and payable, and such failure under this paragraph (a)(ii) shall have continued for seven (7) days after the same becomes due and payable;

(b)               failure to meet Cash Calls: (i) the Borrower shall fail to use the proceeds of the Credit Facility as provided for hereunder, or (ii) the Borrower shall fail to deliver a Drawdown Notice hereunder to make any Cash Call on a timely basis or fail to make such Cash Call on a timely basis;

(c)                prohibited transfers:  the Borrower or any of its Subsidiaries shall sell, lease, assign, convey or transfer any Property in contravention of Section 9.4(c);

(d)               creation of prohibited security:  the Borrower or any of its Subsidiaries shall create, assume, suffer to exist or otherwise have outstanding any Security Interest in contravention of Section 9.2(l);

(e)                failure to comply with obligations:  the Borrower shall commit any breach of or omit to observe any of its obligations or undertakings under the Documents or under the Arrangement Agreement  (other than any breach or omission specifically dealt with in another paragraph of this Section 10.1), and (i) such breach or omission is not capable of being remedied by the Borrower, or (ii) if such breach or omission is capable of being remedied by the Borrower, shall continue unremedied for more than seven (7) days after the Borrower becomes aware of the same or could reasonably have been expected to become aware of the same;

(f)                 incorrect representations or warranties:  any representation or warranty made or deemed to be made by the Borrower (or any of its officers) under or in connection with the Documents or the Arrangement Agreement is, or shall prove to be, incorrect, untrue or misleading in any material respect when made or deemed to be made;

(g)                payment cross-default:  the Borrower or any of its Subsidiaries fails to make any payment of principal of or interest on any Debt in excess of U.S. $10,000 when the same becomes due and beyond any period of grace provided with respect thereto;

(h)                event cross-default:  any event or circumstance occurs under (i) an agreement or instrument relating to Debt of the Borrower or any of its Subsidiaries in excess of U.S. $10,000 which could cause or permit a Person to declare (whether immediately or with notice or the lapse of time or both) such Debt or any part thereof to become due prior to the stipulated date for repayment thereof, or (ii) a Guarantee relating to Debt of the Borrower or any of its Subsidiaries in excess of U.S. $10,000 which could cause or permit the beneficiary thereunder to declare (whether immediately or with notice or the lapse of time or both) such Debt or any part thereof to become due and payable by the Borrower;

(i)                  insolvency (voluntary proceedings): the Borrower or any of its' Subsidiaries shall:

(i)                  become insolvent, or generally not pay its debts or meet its liabilities as the same become due, or admit its inability to pay its debts generally, or declare any general moratorium on its indebtedness, or propose a compromise or arrangement between it and any class of its creditors,

(ii)                commit an act of bankruptcy under the Bankruptcy Act or similar Applicable Laws in any other jurisdiction, or make an assignment of its property for the general benefit of its creditors under any Applicable Laws, or make a proposal (or file a notice of its intention to do so) under any Applicable Laws,

(iii)                institute any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts under any other statute, rule or regulation relating to bankruptcy, winding-up, insolvency, reorganization, plans of arrangement, relief or protection of debtors (including the Bankruptcy Act, the Companies' Creditors Arrangement Act (Canada) and any applicable corporate laws or other Applicable Laws in any jurisdiction), or at common law or in equity,

(iv)              apply for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, custodian, administrator, trustee, liquidator or other similar official for it or its Property, or

(v)                 threaten to do any of the foregoing, or take any action, corporate or otherwise, to approve, consent to, or authorize any of the actions described in this paragraph (i) or in paragraph (j) below, or otherwise act in furtherance thereof or fail to act in defense thereof;

(j)                insolvency (involuntary proceedings):  any petition shall be filed, application made or other proceeding instituted against or in respect of the Borrower or any of its Subsidiaries:

(i)                  seeking to adjudicate it an insolvent,

(ii)                 seeking a receiving order against it under the Bankruptcy Act or other similar Applicable Laws in any jurisdiction,

(iii)               seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts under any statute, rule or regulation relating to bankruptcy, winding‑up, insolvency, reorganization, plans of arrangement, relief or protection of debtors (including the Bankruptcy Act, the Companies' Creditors Arrangement Act (Canada) and any applicable corporate laws or other Applicable Laws in any jurisdiction), or at common law or in equity, or

(iv)              seeking the entry of an order for relief or the appointment of a receiver, interim receiver, receiver/manager, custodian, administrator, trustee, liquidator or other similar official for it or its Property, and such petition, application or proceeding shall continue undismissed, or unstayed and in effect, for a period of thirty (30) days after the institution thereof, provided that if an order, decree or judgment has been granted (whether or not entered or subject to appeal) against the Borrower or any of its Subsidiaries, as the case may be thereunder in the interim, such grace period shall cease to apply;

(k)               attachment or seizure (secured or unsecured):  the Property shall be seized (including by way of execution, attachment, garnishment or distraint) or any Security Interest thereon shall be enforced, or such Property shall become subject to any charging order or equitable execution of a Governmental Authority, or any writ of execution or distress warrant shall exist in respect of the Borrower, any of its Subsidiaries, or the Property, or any sheriff or other Person shall become lawfully entitled to seize or distrain upon the Property under Applicable Laws with respect to Property which has a fair market value in excess of U.S. $50,000;

(l)                 monetary judgments:  one or more judgments (other than any judgment relating to a legal action disclosed in the disclosure schedule to the Arrangement Agreement) or orders, either individually or in the aggregate, for the payment of money in excess of U.S. $10,000, and not fully covered by insurance, shall be rendered by a court of competent jurisdiction against the Borrower or any of its Subsidiaries and the Borrower or any of its Subsidiaries, as the case may be,  shall not have (i) provided for its discharge in accordance with its terms within five (5) days from the date of entry thereof, or (ii) procured a stay of execution thereof within five (5) days from the date of entry thereof and within such period, or such longer period during which execution of such judgment shall have been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal; provided that if enforcement and/or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period shall cease to apply;

(m)              non-monetary judgments:  any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and there shall by any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(n)                unenforceability of Documents:  any Document or any material provision thereof shall at any time for any reason cease to be in full force and effect, be declared to be void or voidable or shall be repudiated, or the validity or enforceability thereof shall at any time be contested by the Borrower or any of its Subsidiaries, as the case may be, or the Borrower or any of its Subsidiaries, as the case may be, shall deny that it has any or any further liability or obligation thereunder or any action or proceeding shall be commenced to enjoin or restrain the performance or observance by the Borrower or any of its Subsidiaries, as the case may be, of the terms thereof or to question the validity or enforceability thereof, or at any time it shall be unlawful or impossible for the Borrower to perform any of the Obligations;

(o)                cessation of business:  the Borrower or any of its Subsidiaries shall cease or threaten to cease to carry on all or any material part of its business as now conducted, or shall make a bulk sale or a sale of all or substantially all of its assets, or the Borrower shall cease to own all of the issued and outstanding shares of any of its Subsidiaries;

(p)                material adverse change:  an event or situation shall occur (whether internal or external to the Borrower or any of its Subsidiaries), or an Applicable Law shall be passed or become operative, which individually or in the aggregate has had or could have, a Material Adverse Effect on the Borrower or any of its Subsidiaries, the Simberi Joint Venture or the Borrower's Participating Interest therein;

(q)                Arrangement Agreement:  the Arrangement Agreement shall terminate, or the Lender shall become entitled to terminate the Arrangement Agreement, or any determination, event or circumstance occurs, or a condition is not met, whereby the transactions contemplated thereby may not be consummated or the Lender's obligation to perform thereunder would be excused as a result thereof; or the Borrower breaches the covenant in Section 4.2 of the Arrangement Agreement (Non-Solicitation); or an "Allied Termination Event" (as defined in Section 9.4 of the Arrangement Agreement) shall occur; or a Proposed Agreement for a Superior Transaction has been announced or received by the Borrower and Allied has not agreed to an Amended transaction within five (5) days unless the Board of Directors of the Borrower shall have publicly announced within such time period their determination not to enter into approve or recommend such Proposed Agreement and shall have issued a press statement reiterating their recommendation of the transactions contemplated by the Arrangement Agreement; and

(r)                 other:  events relating to political events, stoppage or abandonment of any project in which the Borrower or any of its Subsidiaries have an interest, expropriation or nationalization of any Property of the Borrower or any of its Subsidiaries by any Governmental Authority, invalidity of any Security Interest securing performance of the Obligations, or change of law in Papua New Guinea, currency restrictions or inconvertibility, sanctions, the invalidity, termination or unenforceability of any of the Joint Venture Agreements relating to the Joint Venture that would increase the cost to the Lender to provide the Advances hereunder or would reasonably be expected to have a Material Adverse Effect.

10.2      Acceleration

(a)                If any Event of Default shall occur and be continuing:

(i)                  the entire principal amount of LIBOR Loans then outstanding,

(ii)                the facility fee referred to in Section 2.8, and

(iii)               all accrued interest and all other fees, expenses and amounts due to the Lender under the Documents,

shall, at the option of the Lender, upon notice to the Borrower, become immediately due and payable with interest thereon calculated at the rate or rates determined as provided in Section 4.2 up to the date of actual payment thereof, all without any further notice, presentment, protest or demand, all of which are hereby expressly waived by the Borrower.

(b)                Notwithstanding Section 10.2(a), if any Event of Default referred to in Sections 10.1(), (j), (k), (l), or (m) shall occur or the Lender requests prepayment of the Outstandings pursuant to Section 6.2, the amounts referred to in Sections 10.2(a) shall, without any notice, presentment, protest or demand (the same being hereby expressly waived by the Borrower), automatically become immediately due and payable with interest thereon calculated at the rate or rates determined as provided in Section 4.2 up to the date of actual payment thereof.

(c)                Immediately upon any amounts becoming due and payable under Section 10.2(a) or (b), the Commitment Amount and the Optional Financing Amount (if applicable) shall each thereupon automatically reduce to zero.

(d)               The Lender may, in its sole discretion, rescind any acceleration that occurs under this Section 10.2 and reinstate any Commitment Amount and/or Optional Financing Amount, as the case may be.

10.3     Lender's Obligations to Advance

The occurrence of an Accruing Default or an Event of Default shall immediately relieve the Lender of all obligations to provide any further LIBOR Loans hereunder.

10.4     Remedies Cumulative and Waivers

The respective rights and remedies of the Lender under any Document are cumulative and are in addition to, and not in substitution for, any rights or remedies provided by law, equity, or otherwise, and any single or partial exercise by the Lender of any right or remedy, or procurement of a judgment in respect of a default or breach of any provision contained in any Document shall not be deemed to operate as a merger of, or be a waiver of, or to alter, affect or prejudice any other right or remedy to which the Lender may lawfully be entitled in respect of such default or breach.

10.5     Waiver of Accruing Default or Event of Default

The Lender may waive, either absolutely or for a limited period of time, and subject to such terms or conditions as the Lender may in its sole discretion specify, any Accruing Default or Event of Default.  No such waiver shall be construed to extend to the occurrence of any other Accruing Default or Event of Default, whether or not it shall be the same as the Accruing Default or the Event of Default which has been waived.  Any such waiver may be given prospectively or retrospectively with respect to any Accruing Default or Event of Default.  No failure of the Lender to exercise, or delay by the Lender in exercising, any of its rights or remedies shall be construed as a waiver of any Accruing Default or Event of Default.

ARTICLE 11 ‑ CHANGE OF CIRCUMSTANCES

11.1     Illegality in Respect of LIBOR Loans

If, subsequent to the date hereof, the introduction of or any change in Applicable Law, regulation, treaty or official directive or regulatory requirement (whether or not having the force of law) or in the interpretation or application thereof by any court or by any Governmental Authority charged with the administration thereof, prohibits or makes it unlawful or impractical for the Lender to make, to fund or to maintain the LIBOR Loans or to perform any other Obligations under this Agreement, the Lender may, by written notice to the Borrower, terminate any or all of its obligations under this Agreement, and if such notice is given the Borrower shall repay all affected LIBOR Loan fees, interest, and other amounts accruing to the Lender forthwith.

ARTICLE 12 ‑ COSTS, EXPENSES AND INDEMNIFICATION

12.1     Costs and Expenses

Except for ordinary expenses of the Lender relating to the day-to-day administration of this Agreement, the Borrower shall, within five (5) Banking Days of notice from the Lender to do so, pay all costs and expenses incurred by or for the account of the Lender in connection with the consideration or review of any waivers, consents or amendments to any of the Documents or discharges of any Security Interest provided to the Lender to secure the Obligations (whether or not the same are effected), the documentation, printing, execution and delivery thereof, the establishment of the validity and enforceability of the Documents and any Security Interest created thereunder, and the preservation, realization, collection or enforcement of or under the Documents, including in each case the reasonable fees of any Lender's legal counsel retained in connection therewith on a solicitor and his own client basis.

12.2     Indemnification by the Borrower

In addition to, but without duplication of, any liability of the Borrower under any other provision hereof, the Borrower shall indemnify the Lender and hold it harmless against all losses, costs, expenses, liabilities, actions, suits, claims or damages of any and every kind incurred by the Lender in respect of the Credit Facility and any of the Documents or transactions contemplated thereby, including any cost or expense as a result of:

(a)                the failure by the Borrower to accept an Advance;

(b)               the Borrower's failure to make any repayment of any amount on the date required hereunder;

(c)                the Borrower's failure to give any notice required to be given by it to the Lender or any other Person hereunder;

(d)               the Borrower filing any proposal or notice of intention to file a proposal under bankruptcy, insolvency or moratorium legislation of any Applicable Laws, or any application (successful or not) for a stay under such Applicable Laws, or similar such actions taken by or for the benefit of the Borrower or any of its Subsidiaries;

(e)                the use to which the proceeds of any LIBOR Loan are put by the Borrower or any of its Subsidiaries; or

(f)                 the occurrence or continuance of any other Accruing Default or Event of Default.

12.3     Environmental Indemnity

Without limiting the generality of Section 12.2 insofar as it pertains to environmental matters, the Borrower shall indemnify the Lender and hold it harmless against any and all losses, costs, expenses, liabilities, actions, suits, claims or damages of any and every kind sustained, paid or incurred by the Lender as a result of any environmental claims, liabilities or obligations of every nature whatsoever affecting the Borrower or any of its Subsidiaries or the Property of either, or the property of others where the Borrower or Subsidiary could be considered responsible under any Environmental Laws, including:

(a)                any environmental harm or damage to or impairment of the Property (or any other Person's property) caused by the presence or release of any Hazardous Materials on the Property or by the Borrower or any of its Subsidiaries;

(b)               any decrease or loss in value of the Property (or any other Person's property), occasioned by non-compliance by the Borrower or any of its Subsidiaries with Environmental Laws;

(c)                the imposition or assertion of any Security Interest including any expenses collectable as taxes affecting the Property under Environmental Laws by any Governmental Authority; or

(d)               any claim asserted or order issued by a Governmental Authority (including an enforcement order or an environmental protection order issued under Applicable Laws) against the Lender, an agent of the Lender or receiver or receiver-manager of the Property appointed under Security in respect of any matter referred to in paragraphs (a), (b), or (c) above, or for any clean-up, restoration, well abandonment, reclamation or other securing or remedial action in respect of the Property (or any other Persons property).

Without limiting the generality of the foregoing, the indemnities in Section 12.2 and this Section 12.3 shall extend to:

(e)                legal fees on a solicitor and his own client basis, including the costs of defending and/or counterclaiming or claiming over against third parties in respect of any action or matters, and

(f)                 any amounts payable arising out of a settlement of any action entered into between the Lender and any Person with or without the consent of the Borrower.

These indemnities shall extend to the officers, directors, employees, agents, legal counsel, shareholders and assignees of the Lender as well as the Lender itself, and the Lender will hold the benefit of these indemnities in trust for such indemnified parties to the extent necessary to give effect hereto.  A certificate of the Lender as to the amount of any such loss or expense shall be prima facie proof of the amount thereof.  The provisions of and undertakings and indemnification set out in Section 12.2 and this Section 12.3 shall survive the payment and satisfaction of the Outstandings and interest thereon, and termination of this Agreement shall be deemed to be subject to the survival of these indemnities.

12.4     No Merger

The obligations in this Article shall not merge in any judgment given in respect of the Documents.

ARTICLE 13 ‑ GENERAL

13.1     Notice

Any notice, communication or demand to be made or given hereunder shall be in writing and may be made or given by personal delivery or by facsimile or other electronic means of communication addressed as follows:

To the Borrower:

Nord Pacific Limited
Suite 116, 2727 San Pedro Dr. N.E.
Albuquerque, New Mexico
USA  87110

Attention:  President
Facsimile No.:  +1-505-830-9332

To the Lender:

Allied Gold Limited.

Unit 15, Level 1

51-53 Kewdale Road

Welshpool, WA  6106
Australia

Attention: Managing Director
Facsimile No.:  +61-8-9353-4894

With a copy to:

Macleod Dixon llp

Barristers and Solicitors

3700 Canterra Tower

400 - 3rd Avenue S.W.

Calgary, AB  T2P 4H2
Canada

Attention:  Tad Gruchalla-Wesierski
Facsimile No.:  +1-403-264-5973

or to such other address or facsimile number as any party may from time to time notify the other in accordance with this Section 13.1.  Any notice, communication or demand made or given by personal delivery during usual business hours at the place of receipt on a Banking Day shall conclusively be deemed to have been given on the day of actual delivery thereof.  Any notice, communication or demand made or given by personal delivery after usual business hours or by facsimile or other electronic means of communication shall be deemed to have been given on the first Banking Day following the delivery or transmittal thereof.

13.2     Governing Law; Attornment; Service Agent

(a)                The Documents shall be governed by and interpreted in accordance with the substantive laws of the State of Western Australia and the laws of Australia applicable therein.

(b)               The Borrower agrees that the courts of the State of Western Australia shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with the Documents, and it irrevocably submits and shall cause each of its Subsidiaries to submit to the non-exclusive jurisdiction of such courts, without prejudice to the rights of the Lender to take proceedings in any other jurisdictions, whether concurrently or not.

(c)                The Borrower agrees that final judgment in any such suit, action or proceeding brought in such courts shall be conclusive and binding upon it and may be enforced against it in the courts of the State of Western Australia (or any other courts to the jurisdiction of which it or the Property is subject) by a suit upon such judgment.

(d)               The Borrower irrevocably waives any objection which it might now or hereafter have to the courts of the State of Western Australia being nominated as the forum to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with the aforesaid documents, and agrees not to claim that any such court is not a convenient or appropriate forum.

13.3       Judgment Currency

(a)                If, for the purposes of obtaining judgment in any court it becomes necessary to convert any amount due under this Agreement in one currency (the "Proper Currency") into another currency (the "Other Currency"), then the conversion shall be made at the rate at which the Lender is able, in accordance with normal banking procedures, to purchase the Proper Currency with such Other Currency on the Banking Day immediately prior to the day on which the judgment is given.

(b)                Notwithstanding any judgment expressed in a currency other than the Proper Currency, the obligation of the Borrower under this Agreement in respect of any amount originally due from it in the Proper Currency shall be discharged only to the extent that, on the Banking Day following receipt by the Lender of any amount in any Other Currency, the Lender is able in accordance with normal banking procedures to purchase the Proper Currency with such Other Currency.  If the Proper Currency so purchased is less than the amount originally due to the Lender in the Proper Currency, the Borrower shall pay to the Lender the difference; if the Proper Currency so purchased exceeds the amount originally due to the Lender in the Proper Currency, the Lender agrees to credit such excess to the Borrower.

(c)                The Borrower shall indemnify the Lender for any premiums and costs of exchange incurred by the Lender in connection with the conversion into, or purchase of, the Proper Currency.

(d)                The obligations in this Section 13.3 shall constitute separate and independent obligations of the Borrower from its other obligations under this Agreement and shall not merge in any judgment granted in respect of this Agreement.

13.4     Obligations of Borrower Absolute

The obligations of the Borrower under the Documents shall be absolute and unconditional irrespective of:

(a)                any failure to obtain any governmental approvals necessary or appropriate in connection with the Documents; or

(b)               any impossibility or impracticality of performance, or force majeure, or any act of any government or any agency or instrumentality thereof, or any other circumstance, event or happening whatsoever, whether foreseen or unforeseen.

The Documents shall continue to be effective or be reinstated, as the case may be, if at any time any payment or other performance hereunder is rescinded or must otherwise be returned or unwound for any reason, all as though such payment had not been made or such performance had not occurred.

13.5     Prohibited Rate

(a)                Notwithstanding anything herein or elsewhere contained, if and to the extent that under any circumstances the effective annual rate of interest (including, to the extent applicable to such determination, the aggregate of all charges and expenses, whether in the form of fees, fines, penalties, commissions or similar charges or expenses paid or payable for the advancing of credit under this Agreement) received or to be received by the Lender would, but for this Section 13.5, be a rate that is prohibited by Applicable Laws (the "Prohibited Rate"), then the effective annual rate of interest shall be and be deemed to be adjusted to the highest rate (the "Adjusted Rate") that the parties could validly have agreed to by contract on the date hereof under Applicable Laws.

(b)               If the Lender has received a payment or partial payment which would, but for this Section 13.5, constitute payment at the Prohibited Rate, then any amount or amounts so received by the Lender in excess of the Adjusted Rate shall and shall be deemed to have comprised a credit to be applied to subsequent payments on account of interest, fees or other amounts properly due to the Lender from the Borrower, or if no further amounts are due, shall be repaid to the Borrower.

(c)                It is the intent of this Section 13.5 that under no circumstances shall the Lender be entitled to receive nor shall it in fact receive any payment of interest, fees or other amounts at a rate that is prohibited under Applicable Laws.

13.6     Benefit of the Agreement

The Documents shall enure to the benefit of and be binding upon the Borrower, the Lender and their respective successors and permitted assigns.

13.7     Assignment

(a)                The Lender may, at any time and from time to time assign and transfer an interest in this Agreement or any LIBOR Loan or Note (including a proportionate share of the benefit of any Security Interest granted to the Lender as security therefor) to any Person.  The Lender shall promptly notify the Borrower of the completion of such assignment and transfer and, upon the assignee and transferee assuming directly with the Borrower the obligations of the Lender in writing, the Lender shall have no further obligation hereunder with respect to such interest and the assignee and transferee shall thereupon be a "Lender" to the extent of such assigned and transferred interest.

(b)               Any such assignment and transfer by the Lender pursuant to Section 13.7(a) above shall not materially increase the Borrower's obligations under Section 7.4, or, alternatively, the Lender shall release the Borrower from any obligations under Section 7.4 in connection with such  assignment.

(c)                The Borrower shall not assign its rights or obligations hereunder without the prior written consent of the Lender in the Lender's sole discretion.

13.8      Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.9     Whole Agreement

The Documents and the Arrangement Agreement constitute the whole and entire agreement between the parties and cancel and supersede any prior agreements, undertakings, declarations, commitments and representations, written or oral, in respect thereof.

13.10    Amendments, Waivers and Consents

This Agreement may only be amended by an agreement in writing between the Borrower and the Lender and any other party that may from time to time become a party to this Agreement, and the provisions hereof may only be waived, and matters shall only be consented to by the Lender if the Lender so agrees with the Borrower in writing unless otherwise provided herein.  Any waiver or consent by the Lender under this Agreement shall be exercised in the sole discretion of the Lender.  Any waiver or consent shall be effective only in the specific instance and for the purpose for which it was given.

13.11    Further Assurances

(a)                Each party shall promptly cure, and the Borrower shall cause any of its Subsidiaries (as applicable) to cure, any defect by it in the execution and delivery of any Document.

(b)               The Borrower, at its expense, shall promptly execute and deliver (or cause to be executed and delivered) to the Lender, upon request by the Lender in writing, all such other and further documents, agreements, legal opinions, certificates and instruments in order to give effect to the Documents, and shall make any recording, file any notice or obtain any consent in connection therewith, all as may be reasonably necessary or appropriate in the circumstances.

13.12   Time of the Essence

Time is of the essence of this Agreement.

13.13   Counterparts

This Agreement may be executed and delivered in any number of counterparts and by facsimile, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.  It shall not be necessary in making proof of this Agreement to produce or account for more than one full set of counterparts.

13.14   Waiver of Immunity

The Borrower agrees that should the Lender bring legal action or proceedings against it or its property in relation to any matters arising out of the Documents, no immunity from such legal action or proceedings (including service of notice, suit, pre-judgment or other attachments, the obtaining of judgment, execution or other enforcement) shall be claimed by or on behalf of the Borrower or with respect to its property.  The Borrower irrevocably waives any such right of immunity which it or its Property now has or may hereafter acquire.

13.15   Consent to Arrangement Transactions

Notwithstanding anything to the contrary contained in this Agreement or any other agreement, the Lender hereby consents to all corporate transactions contemplated as among the Borrower, each of its Subsidiaries and the Lender pursuant to the Arrangement Agreement, provided that, pursuant to the Arrangement Agreement, the Borrower, each of its Subsidiaries and any other entities involved (as contemplated therein) shall execute and deliver such assumptions and other documentation as the Lender considers advisable to preserve the Obligations hereunder, prior to or contemporaneously with any reorganization as described in the Arrangement Agreement.

[Remainder of page intentionally left blank.]

            IN WITNESS WHEREOF the parties have executed this Agreement on the date hereof.

NORD PACIFIC LIMITED
By:
Name: Mark R. Welch
Title: President and Chief Executive Officer

By:
Name:
Title:

ALLIED GOLD LIMITED
By:
Name:
Title:

By:
Name:
Title:

[Schedules in separate document #430220]